Exhibit 99.1

PRESS RELEASE

Autoliv Elects New Chairman and Declares Next Quarterly Dividend

(Stockholm, December 20, 2011) – At today’s meeting of the Board of Directors of Autoliv, Inc. – the global leader in automotive safety – Mr. Lars Nyberg was elected new Chairman of the Board, succeeding Mr. Lars Westerberg.

Mr. Nyberg has been a director of Autoliv since October 2004. He is currently President and Chief Executive Officer of TeliaSonera, the leading Nordic and Baltic telecommunications company listed on the OMX Nordic Exchange. Mr. Nyberg is also the Chairman of DataCard Corporation, a company dealing in secure ID and card personalization.

From 1995 until 2003, Mr. Nyberg served as the Chairman and Chief Executive Officer of NCR Corporation, a global technology company leading how the world connects, interacts and transacts with business, and as non-executive Chairman of NCR Corporation between 2003 and 2005. Prior to his executive career at NCR, he held several managerial positions in Philips and was a member of Philips Group Management Committee. Lars Nyberg was born in 1951 and is a graduate in Business Administration from the University of Stockholm.

The new Chairman, Mr. Nyberg, said in a comment “Autoliv is a great company that has had a strong performance for many years, and very capable management. I am honored to be elected Chairman and look forward to working even more closely with the Board and the CEO Jan Carlson.”

Mr. Westerberg, after serving for nearly 13 years on the Board of Directors of Autoliv, Inc., notified the Board on December 11 about his desire to resign so that he may have more time for other activities. He became President and CEO of Autoliv, Inc. in February 1999 and has continued as Chairman of Autoliv since April 2007. Under the leadership of Mr. Westerberg, Autoliv’s sales have more than doubled – from $3.5 billion in 1998 to more than $8 billion expected this year.

Autoliv Inc.	Autoliv Inc. c/o Autoliv Electronics
Klarabergsviadukten 70, Sec. E	26545 American Drive
P. O. Box 703 81, SE-107 24 Stockholm, Sweden	Southfield, MI 48034, USA
Tel +46 (8) 58 72 06 23, Fax +46 (8) 24 44 93	Tel +1 248 475 0427, eFax +1 801 625 6672
e-mail: mats.odman@autoliv.com	e-mail: ray.pekar@autoliv.com

PRESS RELEASE

“I want to thank Lars Westerberg for his great service to our company,” said Autoliv CEO and President Jan Carlson. “Lars and I started at the same time with Autoliv and we have always had a very productive and good cooperation. He has led our company during almost 13 of the 15 years Autoliv, Inc. has existed and under his leadership Autoliv has become the undisputed leader in the automotive safety industry. His focus on growth markets and an eye for low cost have been key to our success,” explained Jan Carlson.

Dividend declaration

At the meeting, the Autoliv Board also declared a dividend of 45 cents per share for the first quarter 2012 to be paid on Thursday March 1, 2012 to holders of record at the close of business on Wednesday February 15, 2012. The exdate when the share will trade without the right to the dividend is Monday, February 13, 2012.

Inquiries:

Jan Carlson, President and CEO, Autoliv, Inc.	Tel. +46 8 587 20 600

About Autoliv

Autoliv Inc., along with its joint ventures, has more than 80 facilities with 48,000 employees in 29 countries. In addition, the Company has 10 technical centers in 9 countries around the world, with 21 test tracks, more than any other automotive safety supplier. The last twelve month sales amount to $8.1 billion, an increase of 13% compared to the full year 2010. The Company’s shares are listed on the New York Stock Exchange (NYSE: ALV) and its Swedish Depository Receipts on the OMX Nordic Exchange in Stockholm (ALIV sdb). For more information about Autoliv, please visit our company website at www.autoliv.com.

Autoliv Inc. Klarabergsviadukten 70, Sec. E P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 23, Fax +46 (8) 24 44 93 e-mail: mats.odman@autoliv.com	Autoliv Inc. c/o Autoliv Electronics 26545 American Drive Southfield, MI 48034, USA Tel +1 248 475 0427, eFax +1 801 625 6672 e-mail: ray.pekar@autoliv.com

PRESS RELEASE

Safe Harbor Statement

This report contains statements that are not historical facts but rather forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). All such statements are based upon our current expectations, various assumptions, and data available from third parties and apply only as of the date of this report. Our expectations and assumptions are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct as these assumptions are inherently subject to risks and uncertainties such as without limitation, changes in general industry and market conditions, changes in and the successful execution of cost reduction initiatives and market reaction thereto, increased competition, changes in consumer preferences for end products, customer losses, bankruptcies, consolidations or restructuring, divestiture of customer brands, fluctuation in vehicle production schedules for which the Company is a supplier, continued uncertainty in program awards and performance, costs or difficulties related to the integration of any new or acquired businesses or technologies, pricing negotiations with customers, our ability to be awarded new business, product liability, warranty and recall claims and other litigation and customer reaction thereto, possible adverse results of pending or future litigation or infringement claims, negative impacts of governmental investigations and litigation related to the conduct of our business, legislative or regulatory changes, dependence on customers and suppliers, as well the risks identified in Item 1A “Risk Factors” in our Annual Report and Quarterly Report on Forms 10-K and 10-Q. Except for the Company’s ongoing obligation to disclose information under the U.S. federal securities laws, the Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information or future events. For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Autoliv Inc. Klarabergsviadukten 70, Sec. E P. O. Box 703 81, SE-107 24 Stockholm, Sweden Tel +46 (8) 58 72 06 23, Fax +46 (8) 24 44 93 e-mail: mats.odman@autoliv.com	Autoliv Inc. c/o Autoliv Electronics 26545 American Drive Southfield, MI 48034, USA Tel +1 248 475 0427, eFax +1 801 625 6672 e-mail: ray.pekar@autoliv.com